Exhibit 10.1

Amentum Holdings, Inc.
Stock Option Grant Notice
(2024 Stock Incentive Plan)
Amentum Holdings, Inc. (the “Company”), pursuant to its 2024 Stock Incentive Plan (the “Plan”), has granted to you (the “Participant”) an option to purchase the number of shares of Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan and the Stock Option Agreement, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein, but defined in the Plan or the Stock Option Agreement, shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.
Participant:    [__]
Date of Grant:    [__]
Vesting Commencement Date:    [__]
Number of Shares of Common Stock Subject to Option:    [__]
Exercise Price (Per Share):    [__]
Expiration Date:    [__]
Type of Grant:    [__]
Exercise and
Vesting Schedule:    The Option will vest as follows:

The shares of Common Stock subject to the Option will vest in three substantially equal annual installments on the first three anniversaries of the Vesting Commencement Date, subject to the Participant’s employment or service with the Company or any Related Company (“Service”) through each applicable vesting date, or as otherwise provided in Schedule A attached to the Plan.
Notwithstanding the foregoing, and except as otherwise provided in Schedule A attached to the Plan, vesting shall terminate upon the Participant’s termination of Service. For the avoidance of doubt, only whole Shares will vest, with fractions accumulating.
Participant Acknowledgements: By your signature below, or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The Option is governed by this Stock Option Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “Option Agreement”) may not be modified, amended or revised, except in a writing signed by you and a duly authorized officer of the Company.
•If the Option is an ISO, it (plus other outstanding ISOs granted to you) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is an NQSO.
•You have read and are familiar with the provisions of the Plan, the Option Agreement and the prospectus prepared for the Plan (the “Prospectus”). In the event of any conflict between the provisions in the Option Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject, with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

•Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Amentum Holdings, Inc.		Participant:
By:	[__]	By:	[__]

Title:	[__]	Date:	[__]

Date:	[__]

Amentum Holdings, Inc.
2024 Stock Incentive Plan
Stock Option Agreement
As reflected by your Stock Option Grant Notice (“Grant Notice”) Amentum Holdings, Inc. (the “Company”) has granted you an option under its 2024 Stock Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). The terms of your Option as specified in this Stock Option Agreement (the “Agreement”) and the Grant Notice constitute your “Option Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your Option are as follows:
1.Governing Plan Document. Your Option is subject to all the provisions of the Plan. Your Option is further subject to all interpretations, amendments, rules and regulations, which may, from time to time, be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Exercise.
(a)You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.
(b)To the extent permitted by applicable law, you may pay your Option exercise price as follows:
(i)cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds);
(ii)if authorized by the Committee, in Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Option exercise price in respect of the Shares subject to such exercise, including by an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under the Option, the delivery of previously owned Shares or the withholding of Shares otherwise deliverable upon such exercise, through any other method that may be specified by the Committee (including same-day sales through a broker); or
(iii)any combination of the foregoing.
3.Term. You may not exercise your Option after its term expires or such earlier date due to your termination of Service as specified in Schedule A attached to the Plan.
4.Withholding Obligations.
(a)Regardless of any action taken by the Company or, if different, the Related Company to which you provide service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant, vesting, or exercise of the Option or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this Option, including, but not limited to, the grant or vesting of the Option, the issuance of Common Stock pursuant to an exercise of the Option, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Option to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 19 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Option; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with the exercise of your Option to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with applicable law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
(d)You acknowledge that you may not be able to exercise your Option, even though the Option is vested, and the Company shall have no obligation to deliver shares of Common Stock, in each case, until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the Option.
5.Transferability. Except as otherwise provided in the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.
6.Change in Control. Your Option is subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and contingent consideration.
7.No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option, and have either done so, or knowingly and voluntarily declined to do so.
8.Severability. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid, will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible, while remaining lawful and valid.

9.Other Documents. You hereby acknowledge receipt of, or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s insider trading policy.
10.Questions. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences, please see the Prospectus.